SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN A PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MAINSTAY FUNDS TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Your Response is greatly needed

January 25, 2016

Dear Shareholder:

We need your help. Recently we mailed to you a proxy package for the upcoming special meeting of MainStay Marketfield Fund scheduled for March 1, 2016. Shareholders are being asked to vote on an important proposal affecting the Fund, as described in detail in the proxy statement.

As a shareholder of the Fund, your vote is very important to the outcome of this meeting and the business of the Fund. Our records indicate that at the time of this mailing, your proxy voting instructions have not yet been recorded. Please help us by casting your proxy vote today.

It is critical to the continued operation of the Fund that proxy votes be cast in time for the March 1st special meeting. After careful consideration, the Trust’s Board of Trustees unanimously recommends that shareholders vote “FOR” the proposal listed in both the proxy statement and on the enclosed copy of your proxy card(s).

Thank you in advance for your attention to this important matter.

Sincerely,

/s/ Stephen P. Fisher

Stephen P. Fisher

President

P.S. – More information regarding this special meeting and the proposal can be found in the proxy statement. If you would like another copy of the proxy statement or have proxy-related questions, please call 1-866-416-0576 for assistance. Representatives are available between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

Here are four convenient methods for voting your proxy:

1.	Vote with a Telephone Voting Representative. You may cast your vote by telephone with a proxy representative by calling toll-free 1-866-416-0576. Representatives are available between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

2.	Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card.

3.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

4.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided. If convenient for you, please utilize one of the first three options above to insure that your response is received in time for the special meeting on March 1st.

51 Madison Avenue ● New York, New York 10010